Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2021 Third Quarter Results
MALVERN, Pa. (November 10, 2021) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2021 third fiscal quarter ended October 2, 2021.
Third Fiscal Quarter Highlights:
•Revenues of $82.0 million increased 21.4% from a year ago.
•Gross profit margin was 38.8%, as compared to 40.5% reported a year ago.
•Adjusted gross profit margin* was 41.8%, as compared to 40.5% reported a year ago.
•Operating margin was 8.9%, as compared to 12.0% reported a year ago.
•Adjusted operating margin* was 11.8%, as compared to 11.7% reported a year ago.
•Diluted earnings per share of $0.39 compared to $0.41 reported a year ago.
•Adjusted diluted net earnings per share* of $0.52 compared to $0.40 reported a year ago.
•Cash from operating activities was $5.7 million with adjusted free cash flow* of $3.0 million.
•Book-to-bill ratio was 1.21.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We achieved solid third-quarter results, as we grew revenue and adjusted diluted net earnings per share, expanded our adjusted EBITDA margin to 16.8%, and recorded a book-to-bill of 1.21. As anticipated, challenges with labor availability at our facilities around the world had constrained our ability to translate our strong order intake into revenue. Our record backlog of $146.7 million, the completion of the manufacturing transition for advanced sensors, and the addition of Diversified Technical Systems, Inc. ("DTS"), supports our positive outlook for the fourth quarter and gives us momentum into 2022 as we fill our open headcount positions. We are continuing to pursue our strategic initiatives designed to enable us to address larger and more diversified market opportunities."
Third Fiscal Quarter and Nine Month Financial Trends:
The Company's third fiscal quarter 2021 net earnings attributable to VPG stockholders were $5.4 million, or $0.39 per diluted share, compared to $5.6 million, or $0.41 per diluted share, in the third fiscal quarter of 2020.
The third fiscal quarter 2021 adjusted net earnings* attributable to VPG stockholders were $7.1 million, or $0.52 per diluted share, compared to $5.3 million, or $0.40 per diluted share in the third fiscal quarter of 2020.
In the nine fiscal months ended October 2, 2021, net earnings attributable to VPG stockholders were $14.3 million, or $1.04 per diluted share, compared to $10.7 million, or $0.78 per diluted share, in the nine fiscal months ended September 26, 2020.
In the nine fiscal months ended October 2, 2021, adjusted net earnings* attributable to VPG stockholders were $17.9 million, or $1.32 per diluted share, compared to $12.2 million, or $0.89 per diluted share in the nine fiscal months ended September 26, 2020.

Segments:
Foil Technology Products segment revenue of $32.8 million in the third fiscal quarter of 2021 decreased 0.4% from $32.9 million in the third fiscal quarter of 2020; sequentially, revenue decreased 1.6% compared to $33.3 million in the second quarter of 2021. Compared to a year ago, higher revenue of precision foil resistors in the Test and Measurements market was offset by lower revenue of precision foil resistors and Pacific Instruments systems in the Avionics, Military and Space market and by lower revenue of advanced sensors to our Other markets which was mainly the result of the transition to our new advanced sensors facility. The sequential decline primarily reflected lower revenue of advanced sensors to our Other markets mainly for the same reason.

Gross profit margin for the Foil Technology Products segment was 32.1% (or 35.1% adjusted to exclude the impact of $1.0 million of start-up costs related to our new advanced sensors facility) for the third fiscal quarter of 2021, which decreased compared to 41.1% (or 41.6% adjusted to exclude the impact of COVID-19) in the third fiscal quarter of 2020, and to 38.9% (or 42.6% adjusted to exclude the impact of $1.2 million of start-up costs related to the new advanced sensors facility and the impact of COVID-19) in the second fiscal quarter of 2021. The year-over-year decrease in adjusted gross profit margin was primarily due to unfavorable foreign exchange rates, higher rent and manufacturing overhead related to the new advanced sensors facility, and a reduction in inventory. Sequentially, the lower adjusted gross profit margin was primarily due to lower volume and unfavorable product mix, a reduction in inventory, labor inefficiencies, and unfavorable exchange rates.
Force Sensors segment revenue of $17.7 million in the third fiscal quarter of 2021 increased 27.7% compared to $13.9 million in the third fiscal quarter of 2020 and was 2.8% higher than $17.2 million in the second quarter of 2021. The year-over-year increase primarily reflected operational limitations in the third fiscal quarter of 2020 from the COVID pandemic at our facility in India. The sequential increase was primarily due to higher revenue in our Industrial Weighing markets, partially offset by lower revenue for precision agriculture.
Gross profit margin for the Force Sensors segment was 34.5% (or, 35.1% adjusted to exclude the impact of COVID-19) for the third fiscal quarter of 2021, which was an increase compared to 30.5% (or 31.2% adjusted to exclude the impact of COVID-19) in the third fiscal quarter of 2020, and a slight decrease compared to 34.7% (or 35.4% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin was primarily due to higher revenue.
Weighing and Control Systems ("WCS") segment revenue of $31.5 million in the third fiscal quarter of 2021 increased 51.7% year-over-year from $20.8 million in the third fiscal quarter of 2020 and was 26.9% higher than $24.8 million in the second fiscal quarter of 2021. The year-over-year increase in revenue was primarily attributable to the addition of revenue for DTS which was acquired on June 1, 2021, higher revenue of our onboard weighing products for the Transportation market, and higher revenue of our Dynamic Systems, Inc. ("DSI") products for the Steel market. Sequentially, the increase in revenue was primarily due to the addition of revenue for DTS, and higher revenue of DSI and KELK products to the Steel market.
Gross profit margin for the WCS segment was 48.3% (or 52.5% adjusted to exclude the $1.3 million of purchase accounting adjustments related to the DTS acquisition), compared to 46.2% (or 44.9% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19), in the third fiscal quarter of 2020, and 43.9% (or 46.6% adjusted to exclude the $0.9 million of purchase accounting adjustments related to the DTS acquisition and the impact of COVID-19) in the second fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin was mainly due to higher revenue coming from DTS, which was acquired in June 2021, and favorable product mix. The sequential increase in adjusted gross profit margin was mainly due to higher revenue, the addition of DTS, and favorable product mix.

Impacts From the Global COVID-19 Pandemic:
As of November 11, 2021, all of the Company’s facilities are open and operational. The Company is continuing to maintain COVID-19 best practices it believes are warranted with respect to working conditions. Nonetheless, given the ongoing uncertainty concerning the magnitude and duration of the COVID-19 pandemic around the world, any ongoing economic disruption may adversely affect the Company’s business and financial results.

Near-Term Outlook:
“We expect net revenues to grow sequentially and be in the range of $86 million to $94 million for the fourth fiscal quarter of 2021, at constant third fiscal quarter 2021 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, foreign exchange gains and losses, and associated tax effects. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, and foreign exchange gains and losses. "Adjusted free cash flow" for the third fiscal quarter of 2021 is defined as the amount of cash generated from operating activities ($5.7 million), in excess of our capital expenditures ($2.9 million), net of proceeds, if any, from the sale of assets ($0.2 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Thursday, November 11, 2021 at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 4234143, or log on to the investor relations page of the VPG website at www.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10160623. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.

About VPG:
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements:
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2021. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	October 2, 2021	September 26, 2020
Net revenues	$81,974	$67,525
Costs of products sold	50,129	40,176
Gross profit	31,845	27,349
Gross profit margin	38.8%	40.5%

Selling, general, and administrative expenses	24,580	19,144
Restructuring costs	—	84
Operating income	7,265	8,121
Operating margin	8.9%	12.0%

Other income (expense):
Interest expense	(328)	(309)
Other	174	(39)
Other expense	(154)	(348)

Income before taxes	7,111	7,773

Income tax expense	1,662	2,109

Net earnings	5,449	5,664
Less: net earnings attributable to noncontrolling interests	70	66
Net earnings attributable to VPG stockholders	$5,379	$5,598

Basic earnings per share attributable to VPG stockholders	$0.39	$0.41
Diluted earnings per share attributable to VPG stockholders	$0.39	$0.41

Weighted average shares outstanding - basic	13,626	13,575
Weighted average shares outstanding - diluted	13,664	13,637

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	October 2, 2021	September 26, 2020
Net revenues	$227,902	$194,367
Costs of products sold	137,637	118,843
Gross profit	90,265	75,524
Gross profit margin	39.6%	38.9%

Selling, general, and administrative expenses	69,216	58,075
Acquisition costs	1,198	—
Impairment of goodwill and indefinite-lived intangibles	1,223	—
Restructuring costs	—	713
Operating income	18,628	16,736
Operating margin	8.2%	8.6%

Other income (expense):
Interest expense	(906)	(1,037)
Other	421	(629)
Other expense	(485)	(1,666)

Income before taxes	18,143	15,070

Income tax expense	3,688	4,367

Net earnings	14,455	10,703
Less: net earnings attributable to noncontrolling interests	195	34
Net earnings attributable to VPG stockholders	$14,260	$10,669

Basic earnings per share attributable to VPG stockholders	$1.05	$0.79
Diluted earnings per share attributable to VPG stockholders	$1.04	$0.78

Weighted average shares outstanding - basic	13,612	13,562
Weighted average shares outstanding - diluted	13,647	13,611

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 2, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,544	$98,438
Accounts receivable, net	53,711	45,339
Inventories:
Raw materials	26,071	21,894
Work in process	27,142	21,534
Finished goods	25,279	18,920
Inventories, net	78,492	62,348

Prepaid expenses and other current assets	19,463	15,761
Total current assets	227,210	221,886

Property and equipment:
Land	4,248	4,282
Buildings and improvements	68,616	67,581
Machinery and equipment	119,826	115,717
Software	8,386	10,026
Construction in progress	3,930	6,341
Accumulated depreciation	(128,698)	(128,931)
Property and equipment, net	76,308	75,016

Goodwill	45,560	31,105
Intangible assets, net	53,327	32,039
Operating lease right-of-use assets	27,405	21,788
Other assets	20,113	20,053
Total assets	$449,923	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 2, 2021	December 31, 2020
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$13,103	$10,487
Payroll and related expenses	17,867	17,595
Other accrued expenses	19,291	13,843
Income taxes	679	1,593
Current portion of operating lease liabilities	4,415	4,011
Current portion of long-term debt	—	18
Total current liabilities	55,355	47,547

Long-term debt, less current portion	60,692	40,626
Deferred income taxes	8,516	3,403
Operating lease liabilities	24,462	19,504
Other liabilities	15,962	16,263
Accrued pension and other postretirement costs	15,270	16,687
Total liabilities	180,257	144,030

Commitments and contingencies

Equity:
Common stock	1,322	1,317
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	198,235	197,764
Retained earnings	114,335	100,075
Accumulated other comprehensive loss	(35,549)	(32,671)
Total Vishay Precision Group, Inc. stockholders' equity	269,681	257,823
Noncontrolling interests	(15)	34
Total equity	269,666	257,857
Total liabilities and equity	$449,923	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Nine Fiscal Months Ended
	October 2, 2021	September 26, 2020
Operating activities
Net earnings	$14,455	$10,703
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	1,223	—
Depreciation and amortization	11,033	9,334
Loss from extinguishment of debt	—	30
Gain on sale of property and equipment	(35)	(140)
Share-based compensation expense	1,328	1,137
Inventory write-offs for obsolescence	1,613	1,873
Deferred income taxes	(1,412)	127
Other	(2,022)	364
Net changes in operating assets and liabilities:
Accounts receivable, net	(3,078)	(1,541)
Inventories, net	(9,624)	(1,214)
Prepaid expenses and other current assets	(3,591)	(75)
Trade accounts payable	3,695	605
Other current liabilities	4,496	1,631
Net cash provided by operating activities	18,081	22,834

Investing activities
Capital expenditures	(11,191)	(15,815)
Proceeds from sale of property and equipment	181	423
Purchase of business, net of cash acquired	(47,216)	156
Net cash used in investing activities	(58,226)	(15,236)

Financing activities
Principal payments on long-term debt	(18)	(3,459)
Proceeds from revolving facility	20,000	—
Debt issuance costs	—	(402)
Purchase of noncontrolling interest	—	(253)
(Distributions to) contributions from noncontrolling interests	(244)	35
Payments of employee taxes on certain share-based arrangements	(853)	(813)
Net cash provided by (used in) financing activities	18,885	(4,892)
Effect of exchange rate changes on cash and cash equivalents	(1,634)	179
(Decrease) increase in cash and cash equivalents	(22,894)	2,885

Cash and cash equivalents at beginning of period	98,438	86,910
Cash and cash equivalents at end of period	$75,544	$89,795

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(9,368)	$(15,395)
Capital expenditures accrued but not yet paid	$738	$762

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
As reported - GAAP	$31,845	$27,349	$7,265	$8,121	$5,379	$5,598	$0.39	$0.41
As reported - GAAP Margins	38.8%	40.5%	8.9%	12.0%
Acquisition purchase accounting adjustments	1,329	4	1,329	4	1,329	4	0.10	—
COVID-19 impact	111	(22)	111	(320)	111	(320)	0.01	(0.02)
Start-up costs	970	—	970	—	970	—	0.07	—
Restructuring costs		—	—	84	—	84	—	0.01
Foreign exchange (gain)/loss		—		—	38	(162)	0.01	(0.01)
Less: Tax effect of reconciling items and discrete tax items		—		—	754	(109)	0.06	(0.01)
As Adjusted - Non GAAP	$34,255	$27,331	$9,675	$7,889	$7,073	$5,313	$0.52	$0.40
As Adjusted - Non GAAP Margins	41.8%	40.5%	11.8%	11.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine fiscal months ended	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
As reported - GAAP	$90,265	$75,524	$18,628	$16,736	$14,260	$10,669	$1.04	$0.78
As reported - GAAP Margins	39.6%	38.9%	8.2%	8.6%
Acquisition purchase accounting adjustments	2,259	560	2,259	560	2,259	560	0.17	0.04
Acquisition costs		—	1,198	—	1,198	—	0.09	—
COVID-19 impact	(66)	536	(574)	123	(574)	123	(0.04)	0.01
Start-up costs	2,258	—	2,258	—	2,258	—	0.17	—
Impairment of goodwill and indefinite-lived intangibles	—	—	1,223	—	1,223	—	0.09	—
Restructuring costs			—	713	—	713	—	0.05
Foreign exchange (gain)/loss					(523)	123	(0.04)	0.01
Less: Tax effect of reconciling items and discrete tax items					2,160	37	0.16	—
As Adjusted - Non GAAP	$94,716	$76,620	$24,992	$18,132	$17,941	$12,151	1.32	$0.89
As Adjusted - Non GAAP Margins	41.6%	39.4%	11.0%	9.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	October 2, 2021	September 26, 2020	July 3, 2021
Foil Technology Products
As reported - GAAP	$10,530	$13,515	$12,942
As reported - GAAP Margins	32.1%	41.1%	38.9%
COVID-19 impact	—	159	94
Start-up costs	$970	$—	$1,159
As Adjusted - Non GAAP	$11,500	$13,674	$14,195
As Adjusted - Non GAAP Margins	35.1%	41.6%	42.6%

Force Sensors
As reported - GAAP	$6,108	$4,235	$5,969
As reported - GAAP Margins	34.5%	30.5%	34.7%
COVID-19 impact	111	94	127
As Adjusted - Non GAAP	$6,219	$4,329	$6,096
As Adjusted - Non GAAP Margins	35.1%	31.2%	35.4%

Weighing and Control Systems
As reported - GAAP	$15,207	$9,599	$10,887
As reported - GAAP Margins	48.3%	46.2%	43.9%
Acquisition purchase accounting adjustments	1,329	4	919
COVID-19 impact	—	(275)	(247)
As Adjusted - Non GAAP	$16,536	$9,328	$11,559
As Adjusted - Non GAAP Margins	52.5%	44.9%	46.6%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	October 2, 2021	September 26, 2020	July 3, 2021
Net earnings attributable to VPG stockholders	$5,379	$5,598	$3,920
Interest Expense	328	309	273
Income tax expense	1,662	2,109	262
Depreciation	2,955	2,426	2,829
Amortization	970	596	757
EBITDA	11,294	$11,038	$8,041
EBITDA MARGIN	13.8%	16.3%	10.7%
Impairment of goodwill and indefinite-lived intangibles	—	—	1,223
Acquisition purchase accounting adjustments	1,329	4	919
Acquisition costs	—	—	1,198
Restructuring costs	—	84	—
COVID-19 impact	111	(320)	(242)
Start-up costs	970	—	1,159
Foreign exchange (gain)/loss	38	(162)	174
ADJUSTED EBITDA	$13,742	$10,644	$12,472
ADJUSTED EBITDA MARGIN	16.8%	15.8%	16.6%